UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________

FORM 8-K
______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 26, 2010

Landmark Energy Enterprise, Inc.
(Exact name of registrant as specified in its charter)

(Formerly known as “Reflex, Inc”)

Nevada	333-147685	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1404 E Joppa Road Towson, MD 21286
(Address of Principal Executive Office) (Zip Code)

Phone: 410-296-2467
Facsimile: 410-296-2467
 (Registrant’s telephone and Facsimile number, including area code)

N/A
 (Former name or former address, if changed since last report)

Copies of Communications to:
Bernard & Yam, LLP
Attn: Bin Zhou, Esq.
401 Broadway Suite 1708
New York, NY 10013
Phone: 212-219-7783
Facsimile: 212-219-3604

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 26, 2010, Landmark Energy Enterprise, Inc (the “Company”, “we”, or “us”) formed a wholly owned subsidiary company, Dalian Landmark Energy Technology Co, Ltd (“Dalian Landmark”), in Dalian, the People’s Republic of China. The purpose of Dalian Landmark is to engage in the development and marketing of new energy technologies.

On September 15, 2010, we, along with our wholly owned subsidiary Dalian Landmark, entered a Share/Ownership Transfer Agreement (attached hereto as Exhibit 10.1) with Mr. Te-Hung Chou, who is a holder of equity ownership of Dalian Aquarius Energy Technology U.S.A..Co., Ltd (“Dalian Aquarius”), a limited liability company formed under the laws of the People’s Republic of China, and Dalian Aquarius. Under the Share/Ownership Transfer Agreement, Mr. Te-Hung Chou transfers to Dalian Landmark thirty percent (30%), non-dilutive, of the total issued and outstanding shares of Dalian Aquarius (“Dalian Ownership”). Dalian Aquarius shall maintain the said Dalian Ownership non-dilutive.

In exchange for the Dalian Ownership described above, Dalian Landmark shall pay US $ 1,390,000.00 (or RMB 9,424,200Yuan) (“Transfer Price”) to Mr. Te-Hung Chou.  As the parent company of Dalian Landmark, we may issue 500,000 shares of our common stock (“LNDG Shares”) to Mr. Te-Hung Chou as an alternative consideration for the Dalian Ownership transferred by Mr. Te-Hung Chou to Dalian Landmark. Upon Mr. Te-Hung Chou’s acceptance of LNDG Shares, Dalian Landmark is immediately relieved of the obligation to pay Transfer Price to Mr. Te-Hung Chou.

Also on September 15, 2010, our wholly owned subsidiary Dalian Landmark entered a Patent and Assets Transfer Agreement (attached hereto as Exhibit 10.2) with Dalian Aquarius who has developed one or more patents for the generation of hydrogen through proprietary designed machines (“Machines”) and owns certain assets related to Machines. Under the Patent and Assets Transfer Agreement, Dalian Aquarius transfers and assigns to Dalian Landmark the said patents (“Patents”) and assets (“Assets”) related to the Machines.

In exchange for the Patents and Assets, Dalian Landmark  shall execute and deliver to  Dalian Aquarius a Promissory Note, to pay US $ 2,780,000.00 (or RMB 18,848,400.00 Yuan)  (“Transfer Price”) to Dalian Aquarius. At the option of Dalian Aquarius and its assigns or successors and subject to our consent, the said Promissory Note may be converted into 1,000,000 shares of common stock of Landmark Energy Enterprise Inc.

As a result of the Patent and Assets Transfer Agreement, Dalian Landmark owns all right, title and interest in and to the patent rights and the related documents and material (“Patent Rights”) for the generation of hydrogen through Machines.

On September 15, 2010, Dalian Landmark and Dalian Aquarius entered a License and Manufacture Agreement (attached hereto as Exhibit 10.3), in which Dalian Landmark grants to Dalian Aquarius a non-exclusive and non-transferrable license to use Patent Rights to manufacture the Machines in the People’s Republic of China. Dalian Aquarius shall not permit and allow any third party to use the Patent Rights without the prior written approval of Dalian Landmark.

Under the terms of the License and Manufacture Agreement, Dalian Aquarius will not claim ownership rights to Patent Rights, other than the right to use the Patent Rights; also both Dalian Aquarius and Dalian Landmark may appoint one representative to each other’s Board of Directors or the equivalent governing body. Dalian Aquarius also agrees to manufacture and sell the Machines Dalian Landmark at cost and provide technical support, which means no profit will be made from the sale of the Machines to Dalian Landmark. Dalian Aquarius also agrees that in the event that Dalian Aquarius sells the Machines to any other third party with the express permission of Dalian Landmark, Dalian Aquarius shall pay a license fee equal to 6% of the total sales price to Dalian Landmark.

Dalian Landmark agrees to provide the working capital for Dalian Aquarius to launch the manufacturing of the Machines and the provided working capital shall be used solely for the purpose of the production of the Machines and the related administrative expenses, with all provided working capital to be properly accounted for and managed pursuant to a financial oversight committee consisting of two representatives each of Dalian Landmark and Dalian Aquarius. At the option of Dalian Landmark, Dalian Aquarius shall display with all units of the Machines an approved symbol notifying the consumer of the patent and/or trademark rights owned by and licensed to Dalian Landmark.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Share/Ownership Transfer Agreement among Company, Dalian Landmark, Te-Hung Chou and Dalian Aquarius

10.2	Patent and Assets Transfer Agreement between Dalian Landmark and Dalian Aquarius

10.3	License and Manufacture Agreement between Dalian Landmark and Dalian Aquarius

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Landmark Energy Enterprise, Inc

Date: September 21, 2010	By:	/s/ Nai Sung Chou
Nai Sung Chou Director, President, Chief Executive Officer